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                                                                    EXHIBIT 12.1

                        PAXSON COMMUNICATIONS CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                 (In thousands)



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
                                                                          YEAR ENDED DECEMBER 31,
                                                   1997             1998           1999            2000            2001
                                                 ---------       ---------       ---------       ---------       ---------
Net (loss) income                                $ 214,689       $ (88,288)      $(160,372)      $(178,525)      $(203,782)
Equity in loss of unconsolidated investment            430          13,273           2,260             539              --
Extraordinary items                                     --              --              --              --           9,903
(Income) loss from discontinued operations        (251,193)         (1,182)             --              --              --
Provision (benefit) for income taxes               (21,879)        (37,389)        (57,257)            120             120
                                                 ---------       ---------       ---------       ---------       ---------
Earnings, as defined                             $ (57,953)      $(113,586)      $(215,369)      $ (177,866)    $ (193,759)
                                                 =========       =========       =========       ==========     ==========

Earnings, as defined                             $ (57,953)      $(113,586)      $(215,369)      $(177,866)      $(193,759)
Fixed charges, as below                             39,212          45,468          54,943          53,385          54,619
                                                 ---------       ---------       ---------       ---------       ---------
Total earnings, as defined                       $ (18,741)      $ (68,118)      $(160,426)      $(124,481)      $(139,140)
                                                 =========       =========       =========       =========       =========

Fixed charges, as defined:
Interest expense                                 $  37,790       $  41,906       $  50,286       $  47,973       $  49,722
Rental interest factor                               1,422           3,562           4,657           5,412           4,897
                                                 ---------       ---------       ---------       ---------       ---------
Total fixed charges, as defined                     39,212          45,468          54,943          53,385          54,619
                                                 ---------       ---------       ---------       ---------       ---------


Ratio of earnings to fixed charges                   (0.48)          (1.50)          (2.92)          (2.33)          (2.55)
                                                 =========       =========       =========       ==========     ==========
Earnings were insufficient to cover
  fixed charges by                               $ (57,953)      $(113,586)      $(215,369)      $(177,866)      $(193,759)
                                                 =========       =========       =========       ==========     ==========

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